Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Media Contact: Phil Smith, 651.766.3327 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Names Rob Wolf as CFO and Mark Gryzwa as VP of Engineering

SAINT PAUL, Minn. (May 16, 2011) — Angeion Corporation (NASDAQ: ANGN) today announced it has named Rob Wolf as chief financial officer and Mark Gryzwa as vice president of engineering, effective May 16, 2011. In their respective roles, Wolf and Gryzwa report to Angeion President and CEO Phil Smith.

Wolf, 42, is responsible for leading all financial activities, which include serving as corporate secretary, and overseeing finance, accounting, compliance, public company reporting and investor relations.  He will serve on Angeion’s executive team. Larry Degen, who had been Angeion’s interim chief financial officer, will continue with the company as corporate controller.

Gryzwa, 44, will head the company’s engineering initiatives including: leading product development, identifying new product opportunities and delivering on the product roadmap. This is a new position for the organization and he will serve on Angeion’s executive team as well.

“Establishing a high-performance leadership team was one of my top priorities when I joined Angeion as CEO,” said Phil Smith. “Both Rob and Mark bring the ability to be disciplined, accountable and proactively drive change. Their combined financial and engineering expertise will be invaluable as Angeion focuses on achieving and sustaining growth and profitability.”

Wolf previously served in financial leadership roles for Minneapolis-based Rimage Corporation for 13 years, with the last seven years as chief financial officer. He has extensive finance, administration and public accounting experience in diverse industries including manufacturing, software, retail and medical imaging. Wolf received a master of business administration from the University of St. Thomas, Saint Paul, Minn., and a bachelor of accounting from the University of Minnesota, Duluth.

Prior to Angeion, Gryzwa provided product development leadership for 11 years at Boston Scientific (Cardiac Rhythm Management) integrating engineering and software innovations. Gryzwa received a master of science for computer and electrical engineering from Marquette University and a bachelor of science in electrical engineering (summa cum laude) from Michigan Technological University.

Concluded Smith, “With the additions of Rob and Mark, we further strengthen our team as we work to maximize the untapped potential in our MEDGRAPHICS business here and abroad, and take advantage of the consumer fitness opportunities we see in New Leaf.”

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand names. These cardiorespiratory product lines provide solutions for disease detection, integrated care, and wellness across the entire spectrum of health – whether managing chronic illness, promoting fitness, or training for the Olympics. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Press releases and other statements by Angeion may contain forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to complete our software development initiatives and migrate our MedGraphics and New Leaf platforms to a next generation technology; (6) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (7) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (8) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (9) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (10) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (11) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (12) our dependence on third-party vendors and (13) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2010.

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